Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the ordinary shares of Portugal Telecom, SGPS, S.A., dated March 28, 2007, is, and any amendments thereto (including any amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: March 30, 2007	ONGOING STRATEGY INVESTMENTS - SGPS, S.A.

	By:	/s/ Nuno Vasconcellos
	Name:	Nuno Vasconcellos
	Title:	Chairman & CEO

Date: March 30, 2007	ISABEL MARIA ALVES ROCHA DOS SANTOS

	By:	/s/ Isabel Maria Alves Rocha dos Santos
	Name:	Isabel Maria Alves Rocha dos Santos